Phoenix Autocallable Securities Linked to the Lesser Performing of the SPDR® S&P® Oil & Gas Exploration & Production ETF and the Financial Select Sector SPDR® Fund

Indicative Terms

Issuer:	Deutsche Bank AG, London Branch
Issue Price:	100% of the Face Amount
Maturity / Tenor:	Approximately 1 year and 6 months
Underlyings:	The lesser performing of the SPDR® S&P® Oil & Gas Exploration & Production ETF and the Financial Select Sector SPDR® Fund (each, a “Fund,” and together, the “Underlyings”)
Contingent Coupon:

If the Closing Prices of both Underlyings on any Observation Date are greater than or equal to their respective Coupon Barriers, Deutsche Bank AG will pay you the Contingent Coupon of between $27.50 and $32.50 (to be determined on the Trade Date) per $1,000 Face Amount of securities on the related Coupon Payment Date.

If the Closing Price of either Underlying on any Observation Date is less than its Coupon Barrier, Deutsche Bank AG will not make any payment to you on the related Coupon Payment Date.

Automatic Call:	The securities will be automatically called by the Issuer if, on any quarterly Observation Date, the Closing Prices of both Underlyings are greater than or equal to their respective Initial Prices. If the securities are automatically called, you will receive a cash payment per $1,000 Face Amount of securities on the Call Settlement Date equal to the Face Amount plus the Contingent Coupon otherwise due on such date.
Payment at Maturity:

If the securities are not automatically called and a Knock-Out Event has not occurred, you will receive a cash payment per $1,000 Face Amount of securities at maturity equal to the Face Amount plus the Contingent Coupon otherwise due on such date.

If the securities are not automatically called and a Knock-Out Event has occurred, you will receive a cash payment per $1,000 Face Amount of securities at maturity calculated as follows, plus any Contingent Coupon that may be due on such date:

$1,000 + ($1,000 x Underlying Return of the Laggard Underlying)

Underlying Return:	For each Underlying, the performance of such Underlying from its Initial Price to its Final Price, calculated as follows: Final Price – Initial Price Initial Price
Initial Price:	For each Underlying, the Closing Price of such Underlying on the Trade Date
Final Price:	For each Underlying, the Closing Price of such Underlying on the Final Valuation Date
Closing Price:	For each Underlying, the closing price of one share of such Underlying on the relevant date of calculation multiplied by the then-current Share Adjustment Factor for such Underlying, as determined by the calculation agent.
Coupon Barrier:	For each Underlying, 70.00% of the Initial Price of such Underlying
Knock-Out Price:	For each Underlying, 70.00% of the Initial Price of such Underlying
CUSIP/ISIN:	25155MJK8 / US25155MJK80
Discounts and Commissions:	The securities will be sold with varying underwriting discounts and commissions in an amount not to exceed $20.25 per $1,000 Face Amount of securities. Deutsche Bank Securities Inc. (“DBSI”) may pay a referral fee of $1.50 per $1,000 Face Amount of securities. For more information, please see Supplemental Plan of Distribution (Conflicts of Interest)” in the accompanying preliminary pricing supplement 3038B.
Agent:	Deutsche Bank Securities Inc.

The Issuer’s estimated value of the securities on the Trade Date is approximately $938.10 to $958.10 per $1,000 Face Amount of securities, which is less than the Issue Price. Please see “Issuer’s Estimated Value of the Securities” on page PS–3 of the accompanying preliminary pricing supplement No. 3038B for additional information.

By acquiring the securities, you will be bound by and deemed irrevocably to consent to the imposition of any Resolution Measure (as defined below) by the competent resolution authority, which may include the write down of all, or a portion, of any payment on the securities or the conversion of the securities into ordinary shares or other instruments of ownership. If any Resolution Measure becomes applicable to us, you may lose some or all of your investment in the securities. Please see “Resolution Measures and Deemed Agreement” in the accompanying preliminary pricing supplement No. 3038B for more information.

For more information regarding this offering, please refer to the preliminary pricing supplement No. 3038B on the SEC website at

https://www.sec.gov/Archives/edgar/data/1159508/000095010318001598/dp86332_424b2-ts3038b.htm

General
The securities pay a Contingent Coupon on a quarterly Coupon Payment Date only if the Closing Prices of both Underlyings on the applicable Observation Date are greater than or equal to their respective Coupon Barriers. The securities will be automatically called if the Closing Prices of both Underlyings on any quarterly Observation Date are greater than or equal to their respective Initial Prices. If the securities are automatically called, investors will receive a cash payment per $1,000 Face Amount of securities on the Call Settlement Date equal to the Face Amount plus the Contingent Coupon otherwise due on such date. A “Knock-Out Event” will occur if the Closing Price of either Underlying is less than its Knock-Out Price on any day from, but excluding, the Trade Date to, and including, the Final Valuation Date. If the securities are not automatically called and a Knock-Out Event has not occurred, investors will receive a cash payment per $1,000 Face Amount of securities at maturity equal to the Face Amount plus the Contingent Coupon otherwise due on such date. However, if the securities are not automatically called, but a Knock-Out Event has occurred, for each $1,000 Face Amount of securities, investors will lose 1.00% of the Face Amount for every 1.00% by which the Final Price of the lesser performing Underlying, which we refer to as the “Laggard Underlying,” is less than its Initial Price. Any payment on the securities is subject to the credit of the Issuer.

Note Characteristics
■	Opportunity to receive a higher, though contingent, coupon than the yield on ordinary debt securities of comparable maturity

■	Potential early exit if an automatic call occurs

■	Limited downside protection if the securities are not automatically called and a Knock-Out Event has not occurred

■	Full downside exposure If the securities are not automatically called and a Knock-Out Event has occurred

Risk Considerations
■	You will lose some or all of your investment in the securities if the securities are not automatically called and a Knock-Out Event occurs

■	You will not participate in any increase in the prices of the Underlyings, which may be significant

■	You may not receive any Contingent Coupons if the Closing Price of either Underlying is less than its Coupon Barrier on each Observation Date

■	The terms of the securities could be as short as three months if the securities are automatically called

■	The risk that you will receive no Contingent Coupons or lose some or all of your investment in the securities is greater than in similar securities that are linked to the performance of just one of the Underlyings

■	Unlike ordinary debt securities, the securities do not pay any dividends and do not guarantee any return on your initial investment at maturity.

■	Any payment on the securities is subject to the credit of the Issuer.

■	The Issuer (or its affiliates) intends to offer to purchase the securities in the secondary market but is not required to do so. Accordingly, you should be able and willing to hold your securities to maturity.

■	Additional risk factors can be found below.

Important Dates*

Trade Date: February 23, 2018

Settlement Date: February 28, 2018

Observation Dates: Quarterly

Coupon Payment Dates/Call Settlement Dates: Quarterly

Final Valuation Date: August 23, 2019

Maturity Date: August 28, 2019

*Please see the accompanying preliminary pricing supplement No. 3038B for additional information.

Fact Sheet for Preliminary Pricing Supplement No. 3038B
Filed Pursuant to Rule 433

Registration Statement No. 333-206013

Dated February 6, 2018

NOT FDIC / NCUA INSURED OR GUARANTEED

MAY LOSE VALUE

NO BANK GUARANTEE * NOT A DEPOSIT

NOT INSURED OR GUARANTEED BY ANY FEDERAL GOVERNMENTAL AGENCY

Calculating the Payment at Maturity

If the securities are not automatically called, for every $1,000 Face Amount of securities, investors will receive at maturity an amount (excluding any Contingent Coupon) determined as follows. Any payment on the securities is subject to the credit of the Issuer.

Hypothetical Examples

If the securities are automatically called, the investor will receive a cash payment per $1,000 Face Amount of securities equal to the Face Amount plus any Contingent Coupon that may be due. If the securities are not automatically called, the return on the securities will depend on whether a Knock-Out Event has occurred as well as the Underlying Return of the Laggard Underlying. The hypothetical returns set forth below reflect $1,000 of Face Amount of securities and the Coupon Barrier and Knock-Out Price for each Underlying of 70.00% of its Initial Price. The actual Initial Price, Coupon Barrier and Knock-Out Price for each Underlying will be determined on the Trade Date.

Hypothetical Underlying Return of the Laggard Underlying (%)	A Knock-Out Event Has Not Occurred		A Knock-Out Event Has Occurred
	Hypothetical Payment at Maturity ($) (excluding any Contingent Coupon)	Hypothetical Return on the Securities (%) (excluding any Contingent Coupon)	Hypothetical Payment at Maturity ($) (excluding any Contingent Coupon)	Hypothetical Return on the Securities (%) (excluding any Contingent Coupon)
100.00%	N/A	N/A	N/A	N/A
90.00%	N/A	N/A	N/A	N/A
80.00%	N/A	N/A	N/A	N/A
70.00%	N/A	N/A	N/A	N/A
60.00%	N/A	N/A	N/A	N/A
50.00%	N/A	N/A	N/A	N/A
40.00%	N/A	N/A	N/A	N/A
30.00%	N/A	N/A	N/A	N/A
20.00%	N/A	N/A	N/A	N/A
10.00%	N/A	N/A	N/A	N/A
0.00%	N/A	N/A	N/A	N/A
-1.00%	$1,000.00	0.00%	$990.00	-1.00%
-10.00%	$1,000.00	0.00%	$900.00	-10.00%
-20.00%	$1,000.00	0.00%	$800.00	-20.00%
-30.00%	$1,000.00	0.00%	$700.00	-30.00%
-40.00%	N/A	N/A	$600.00	-40.00%
-50.00%	N/A	N/A	$500.00	-50.00%
-60.00%	N/A	N/A	$400.00	-60.00%
-70.00%	N/A	N/A	$300.00	-70.00%
-80.00%	N/A	N/A	$200.00	-80.00%
-90.00%	N/A	N/A	$100.00	-90.00%
-100.00%	N/A	N/A	$0.00	-100.00%

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Selected Risk Factors

YOUR INVESTMENT IN THE SECURITIES MAY RESULT IN A LOSS — The securities do not guarantee any return of your investment. The return on the securities at maturity will depend on whether the securities are automatically called and whether a Knock-Out Event has occurred as well as the performance of the Laggard Underlying. If the securities are not automatically called, you will receive a cash payment per $1,000 Face Amount of securities on the Maturity Date equal to the Face Amount plus the Contingent Coupon otherwise due on such date only if a Knock-Out Event has not occurred. However, if the securities are not automatically called, but a Knock-Out Event has occurred, for each $1,000 Face Amount of securities, you will lose 1.00% of the Face Amount for every 1.00% by which the Final Price of the Laggard Underlying is less than its Initial Price. In this circumstance, you will lose some or all of your investment at maturity. Any payment on the securities is subject to our ability to satisfy our obligations as they become due.

YOUR RETURN ON THE SECURITIES IS LIMITED TO THE FACE AMOUNT PLUS CONTINGENT COUPONS (IF ANY) AND YOU WILL NOT PARTICIPATE IN ANY INCREASE IN THE PRICES OF THE UNDERLYINGS — The securities will not pay more than the Face Amount plus any Contingent Coupons that may be due for each $1,000 Face Amount of securities. You will not participate in any increase in the prices of the Underlyings even if the Final Prices of both Underlyings are greater than their respective Initial Prices. The maximum payment upon an Automatic Call or at maturity, as applicable, will be the Face Amount per $1,000 Face Amount of securities (excluding any Contingent Coupons), regardless of any increase in the price of either Underlying, which may be significant.

YOU MAY NOT RECEIVE ANY CONTINGENT COUPONS — The securities may not pay Contingent Coupons on some or all of the Coupon Payment Dates and, therefore, should not be viewed as conventional debt securities with periodic coupon payments. If the Closing Price of either Underlying on any Observation Date is less than its Coupon Barrier, you will not receive the Contingent Coupon applicable to such Observation Date. If the Closing Price of either Underlying is less than its Coupon Barrier on each of the Observation Dates, you will not receive any Contingent Coupons during the entire term of the securities and, therefore, you will not receive a positive return on your investment. Because the Knock-Out Price for each Underlying is the same as its Coupon Barrier, a Knock-Out Event will occur upon non-payment of any Contingent Coupon. Generally, non-payment of Contingent Coupons coincides with a greater risk of losing some or all of your investment in the securities, because the price(s) of one or both of the Underlyings tend to be lower than their respective Knock-Out Prices, which are equal to their respective Coupon Barriers.

REINVESTMENT RISK — If the securities are automatically called, the term of the securities may be reduced to as short as approximately three months. There is no guarantee that you would be able to reinvest the proceeds from an investment in the securities at a comparable return for a similar level of risk in the event the securities are automatically called prior to the Maturity Date.

IF THE SECURITIES ARE NOT AUTOMATICALLY CALLED, YOUR PAYMENT AT MATURITY WILL DEPEND ON WHETHER A KNOCK-OUT EVENT HAS OCCURRED AND THE FINAL PRICE OF THE LAGGARD UNDERLYING — If the securities are not automatically called, the Payment at Maturity will depend on whether a Knock-Out Event has occurred and, if a Knock-Out Event has occurred, the Payment at Maturity will be determined by reference to the Final Price of the Laggard Underlying, in each case without taking into consideration the performance of the other Underlying.

A HIGHER CONTINGENT COUPON OR A LOWER COUPON BARRIER OR KNOCK-OUT PRICE FOR EACH UNDERLYING MAY REFLECT A GREATER EXPECTED VOLATILITY OF ONE OR BOTH

OF THE UNDERLYINGS, WHICH IS GENERALLY ASSOCIATED WITH A GREATER RISK OF LOSS — Volatility is a measure of the degree of variation in the trading prices of an asset over a period of time. The greater the expected volatility at the time the terms of the securities are set, the greater the expectation is at that time that the Closing Price of at least one Underlying may be less than its Coupon Barrier on an Observation Date (resulting in a missed Contingent Coupon) or less than its Knock-Out Price on any day during the Monitoring Period (resulting in the occurrence of a Knock-Out Event). In addition, the economic terms of the securities, including the Contingent Coupon, the Coupon Barriers and the Knock-Out Prices, are based, in part, on the expected volatility of the Underlyings at the time the terms of the securities are set, where higher expected volatility will generally lead to a higher Contingent Coupon or a lower Coupon Barrier or Knock-Out Price for each Underlying. Accordingly, a higher Contingent Coupon as compared with the coupon on our conventional fixed income securities with a similar maturity or the coupon on our other similarly structured securities will generally indicate a greater risk of loss, while a lower Coupon Barrier or Knock-Out Price for each Underlying as compared with otherwise comparable securities does not necessarily indicate that the securities have a greater likelihood of paying Contingent Coupons or returning your investment at maturity. You should be willing to accept the downside market risk of each Underlying and the potential loss of some or all of your investment at maturity.

THE SECURITIES ARE SUBJECT TO THE CREDIT OF DEUTSCHE BANK AG — The securities are senior unsecured obligations of Deutsche Bank AG and are not, either directly or indirectly, an obligation of any third party. Any payment(s) to be made on the securities depends on the ability of Deutsche Bank AG to satisfy its obligations as they become due. An actual or anticipated downgrade in Deutsche Bank AG’s credit rating or increase in the credit spreads charged by the market for taking Deutsche Bank AG’s credit risk will likely have an adverse effect on the value of the securities. As a result, the actual and perceived creditworthiness of Deutsche Bank AG will affect the value of the securities and, in the event Deutsche Bank AG were to default on its obligations or become subject to a Resolution Measure, you might not receive any amount(s) owed to you under the terms of the securities and you could lose your entire investment.

THE SECURITIES MAY BE WRITTEN DOWN, BE CONVERTED INTO ORDINARY SHARES OR OTHER INSTRUMENTS OF OWNERSHIP OR BECOME SUBJECT TO OTHER RESOLUTION MEASURES. YOU MAY LOSE SOME OR ALL OF YOUR INVESTMENT IF ANY SUCH MEASURE BECOMES APPLICABLE TO US — On May 15, 2014, the European Parliament and the Council of the European Union adopted a directive establishing a framework for the recovery and resolution of credit institutions and investment firms (commonly referred to as the “Bank Recovery and Resolution Directive”). The Bank Recovery and Resolution Directive required each member state of the European Union to adopt and publish by December 31, 2014 the laws, regulations and administrative provisions necessary to comply with the Bank Recovery and Resolution Directive. Germany adopted the Recovery and Resolution Act (Sanierungs- und Abwicklungsgesetz, or the “Resolution Act”), which became effective on January 1, 2015. The Bank Recovery and Resolution Directive and the Resolution Act provided national resolution authorities with a set of resolution powers to intervene in the event that a bank is failing or likely to fail and certain other conditions are met. From January 1, 2016, the power to initiate resolution measures applicable to significant banking groups (such as Deutsche Bank Group) in the European Banking Union has been transferred to the European Single Resolution Board which, based on the European Union regulation establishing uniform rules and a uniform procedure for the resolution of credit institutions and certain investment firms in the framework of a Single Resolution Mechanism and a Single Resolution Fund (the “SRM Regulation”). Pursuant to the SRM Regulation, the Resolution Act and other applicable rules and regulations, the securities are subject to the powers exercised by the competent resolution authority to impose Resolution Measures on us. A “Resolution Measure” may include:

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writing down, including to zero, any claim for payment on the securities; converting the securities into ordinary shares of (i) the Issuer, (ii) any group entity or (iii) any bridge bank or other instruments of ownership of such entities qualifying as common equity tier 1 capital; or applying any other resolution measure including, but not limited to, transferring the securities to another entity, amending, modifying or varying the terms and conditions of the securities or cancelling the securities. The competent resolution authority may apply Resolution Measures individually or in any combination.

The German law on the mechanism for the resolution of banks of November 2, 2015 (Abwicklungsmechanismusgesetz, or the “Resolution Mechanism Act”) provides that, in a German insolvency proceeding of the Issuer, certain specifically defined senior unsecured debt instruments would rank junior to, without constituting subordinated debt, all other outstanding unsecured unsubordinated obligations of the Issuer and be satisfied only if all such other senior unsecured obligations of the Issuer have been paid in full. This prioritization would also be given effect if Resolution Measures are imposed on the Issuer, so that obligations under debt instruments that rank junior in insolvency as described above would be written down or converted into common equity tier 1 instruments before any other senior unsecured obligations of the Issuer are written down or converted. A large portion of our liabilities consist of senior unsecured obligations that either fall outside the statutory definition of debt instruments that rank junior to other senior unsecured obligations according to the Resolution Mechanism Act or are expressly exempted from such definition.

Among those unsecured unsubordinated obligations that are expressly exempted are money market instruments and senior unsecured debt instruments whose terms provide that (i) the repayment or the amount of the repayment depends on the occurrence or non-occurrence of an event which is uncertain at the point in time when the senior unsecured debt instruments are issued or is settled in a way other than by monetary payment, or (ii) the payment of interest or the amount of the interest payments depends on the occurrence or non-occurrence of an event which is uncertain at the point in time when the senior unsecured debt instruments are issued unless the payment of interest or the amount of the interest payments solely depends on a fixed or floating reference interest rate and is settled by monetary payment. This order of priority introduced by the Resolution Mechanism Act would apply in German insolvency proceedings instituted, or when Resolution Measures are imposed, on or after January 1, 2017 with effect for debt instruments of the Issuer outstanding at that time. In a German insolvency proceeding or in the event of the imposition of Resolution Measures with respect to the Issuer, the competent regulatory authority or court would determine which of our senior debt securities issued under the prospectus have the terms described in clauses (i) or (ii) above, referred to herein as the “Structured Debt Securities,” and which do not, referred to herein as the “Non-Structured Debt Securities.” We expect the securities offered herein to be classified as Structured Debt Securities, but the competent regulatory authority or court may classify the securities differently. In a German insolvency proceeding or in the event of the imposition of Resolution Measures with respect to the Issuer, the Structured Debt Securities are expected to be among the unsecured unsubordinated obligations that would bear losses after the Non-Structured Debt Securities as described above. Nevertheless, you may lose some or all of your investment in the securities if a Resolution Measure becomes applicable to us. Imposition of a Resolution Measure would likely occur if we become, or are deemed by the competent supervisory authority to have become, “non-viable” (as defined under the then applicable law) and are unable to continue our regulated banking activities without a Resolution Measure becoming applicable to us. The Bank Recovery and Resolution Directive and the Resolution Act are intended to eliminate the need for public support of troubled banks, and you should be aware that public support, if any, would only potentially be used by the competent supervisory authority as a last resort after having assessed and exploited, to the maximum extent practicable, the resolution tools, including the bail-in tool.

By acquiring the securities, you would have no claim or other right against us arising out of any Resolution Measure and we would have no obligation to make payments under the securities following the imposition of a Resolution Measure. In particular, the imposition of any Resolution Measure will not constitute a default or an event of default under the securities, under the senior indenture or for the purposes of, but only to the fullest extent permitted by, the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”). Furthermore, because the securities are subject to any Resolution Measure, secondary market trading in the securities may not follow the trading behavior associated with similar types of securities issued by other financial institutions which may be or have been subject to a Resolution Measure.

In addition, by your acquisition of the securities, you waive, to the fullest extent permitted by the Trust Indenture Act and applicable law, any and all claims against the trustee and the indenture agents for, agree not to initiate a suit against the trustee or the indenture agents in respect of, and agree that the trustee and the indenture agents will not be liable for, any action that the trustee or the indenture agents take, or abstain from taking, in either case in accordance with the imposition of a Resolution Measure by the competent resolution authority with respect to the securities. Accordingly, you may have limited or circumscribed rights to challenge any decision of the competent resolution authority to impose any Resolution Measure.

THE ISSUER’S ESTIMATED VALUE OF THE SECURITIES ON THE TRADE DATE WILL BE LESS THAN THE ISSUE PRICE OF THE SECURITIES — The Issuer’s estimated value of the securities on the Trade Date (as disclosed on the cover of this fact sheet) is less than the Issue Price of the securities. The difference between the Issue Price and the Issuer’s estimated value of the securities on the Trade Date is due to the inclusion in the Issue Price of the agent’s commissions, if any, and the cost of hedging our obligations under the securities through one or more of our affiliates. Such hedging cost includes our or our affiliates’ expected cost of providing such hedge, as well as the profit we or our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge. The Issuer’s estimated value of the securities is determined by reference to an internal funding rate and our pricing models. The internal funding rate is typically lower than the rate we would pay when we issue conventional debt securities on equivalent terms. This difference in funding rate, as well as the agent’s commissions, if any, and the estimated cost of hedging our obligations under the securities, reduces the economic terms of the securities to you and is expected to adversely affect the price at which you may be able to sell the securities in any secondary market. In addition, our internal pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. If at any time a third party dealer were to quote a price to purchase your securities or otherwise value your securities, that price or value may differ materially from the estimated value of the securities determined by reference to our internal funding rate and pricing models. This difference is due to, among other things, any difference in funding rates, pricing models or assumptions used by any dealer who may purchase the securities in the secondary market.

INVESTING IN THE SECURITIES IS NOT THE SAME AS INVESTING IN THE UNDERLYINGS OR THE COMPONENT SECURITIES HELD BY THE UNDERLYINGS — The return on the securities may not reflect the return you would have realized if you had directly invested in the shares of the Underlyings or the component securities held by the Underlyings. For instance, any Payment at Maturity on the securities is dependent on the performance of the Laggard Underlying, and you will not participate in any potential increase in the price of either Underlying, which could be significant.

IF THE PRICES OF THE UNDERLYINGS CHANGE, THE VALUE OF YOUR SECURITIES MAY NOT CHANGE IN THE SAME MANNER — Your securities may trade quite differently from the prices of the Underlyings and the component securities held by the

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Underlyings. Changes in the prices of the Underlyings and the component securities held by the Underlyings may not result in comparable changes in the value of your securities.

NO DIVIDEND PAYMENTS OR VOTING RIGHTS — As a holder of the securities, you will not have any voting rights or rights to receive cash dividends or other distributions or other rights that holders of shares of the Underlyings or the component securities held by the Underlyings would have.

YOUR INVESTMENT IS EXPOSED TO A DECLINE IN THE PRICE OF EACH UNDERLYING — Your return on the securities, if any, is not linked to a basket consisting of the Underlyings. Rather, any payment on the securities will be determined by reference to the performance of each individual Underlying. Unlike an instrument with a return linked to a basket, in which risk is mitigated and diversified among all of the basket components, you will be exposed equally to the risks related to each Underlying. Poor performance by either Underlying over the term of the securities may adversely affect your return on the securities and will not be offset or mitigated by any positive performance by the other Underlying.

BECAUSE THE SECURITIES ARE LINKED TO THE LESSER PERFORMING OF THE TWO UNDERLYINGS, YOU ARE EXPOSED TO A GREATER RISK OF RECEIVING NO CONTINGENT COUPONS OR LOSING SOME OR ALL OF YOUR INVESTMENT THAN IF THE SECURITIES WERE LINKED TO JUST ONE UNDERLYING — The risk that you will not receive any Contingent Coupons and/or lose some or all of your investment in the securities is greater than in substantially similar securities that are linked to the performance of just one of the Underlyings. With two Underlyings, it is more likely that the Closing Price of at least one Underlying will be less than its Knock-Out Price on at least one day during the Monitoring Period (resulting in the occurrence of a Knock-Out Event) and the Closing Price of at least one Underlying will be less than its Coupon Barrier on an Observation Date or its Initial Price on the Final Valuation Date, than if the securities were linked to only one Underlying, and therefore, it is more likely that you will not receive some Contingent Coupons and will receive a Payment at Maturity that is less than your investment. In addition, the performance of the Underlyings may not be correlated. If the performance of the Underlyings is not correlated, or is negatively correlated, the potential for the Closing Price of at least one Underlying to be less than its Knock-Out Price any day during the Monitoring Period or less than its Coupon Barrier on any Observation Date, respectively, is even greater. Although the correlation of the Underlyings’ performance may change over the term of the securities, the Contingent Coupon, Coupon Barriers and Knock-Out Prices are determined, in part, based on the correlation of the Underlyings’ performance at the time when the terms of the securities are finalized. A higher Contingent Coupon or lower Coupon Barrier or Knock-Out Price for each Underlying is generally associated with a lower correlation of the Underlyings, which reflects a greater potential for loss on your investment at maturity.

THE COMPONENT SECURITIES HELD BY THE SPDR® S&P® Oil & Gas Exploration & Production ETF ARE SUBJECT TO RISKS ASSOCIATED WITH THE OIL AND GAS EXPLORATION AND PRODUCTION SECTOR — All or substantially all of the component securities held by the SPDR® S&P® Oil & Gas Exploration & Production ETF are issued by companies whose primary business is directly associated with the exploration and production of oil and gas. The oil and gas industry is significantly affected by a number of factors that influence worldwide economic conditions and oil prices, such as natural disasters, supply disruptions, geopolitical events and other factors that may offset or magnify each other, including:

•	employment levels and job growth;

•	worldwide and domestic supplies of, and demand for, crude oil and natural gas;

•	the cost of exploring for, developing, producing, refining and marketing crude oil and natural gas;

•	consumer confidence;

•	changes in weather patterns and climatic changes;

•	the ability of the members of Organization of Petroleum Exporting Countries and other producing nations to agree to and maintain production levels;

•	the worldwide military and political environment, uncertainty or instability resulting from an escalation or additional outbreak of armed hostilities or further acts of terrorism in the United States, or elsewhere;

•	the price and availability of alternative and competing fuels;

•	domestic and foreign governmental regulations and taxes; and

•	general economic conditions worldwide.

These factors, or the absence of such factors, could cause a downturn in the oil and natural gas industries generally or regionally and could cause the value of some or all of the component securities held by the SPDR® S&P® Oil & Gas Exploration & Production ETF, and thus, the price of the SPDR® S&P® Oil & Gas Exploration & Production ETF to decline during the term of the securities.

THE COMPONENT SECURITIES HELD BY THE FINANCIAL SELECT SECTOR SPDR® FUND ARE SUBJECT TO RISKS ASSOCIATED WITH THE FINANCIAL SECTOR — All or substantially all of the component securities held by the Financial Select Sector SPDR® Fund are issued by companies whose primary business is directly associated with the financial sector, including companies from the following sub-industries: banks, thrifts and mortgage finance, diversified financial services, consumer finance, capital markets, mortgage REITs and insurance.

Financial services companies are subject to extensive government regulation which may limit both the amounts and types of loans and other financial commitments they can make, the interest rates and fees they can charge, the scope of their activities, the prices they can charge and the amount of capital they must maintain. Profitability is largely dependent on the availability and cost of capital funds, and can fluctuate significantly when interest rates change or due to increased competition. In addition, deterioration of the credit markets generally may cause an adverse impact in a broad range of markets, including U.S. and international credit and interbank money markets generally, thereby affecting a wide range of financial institutions and markets. Certain events in the financial sector may cause an unusually high degree of volatility in the financial markets, both domestic and foreign, and cause certain financial services companies to incur large losses. Securities of financial services companies may experience a dramatic decline in value when such companies experience substantial declines in the valuations of their assets, take action to raise capital (such as the issuance of debt or equity securities), or cease operations.

Credit losses resulting from financial difficulties of borrowers and financial losses associated with investment activities can negatively impact the sector. Insurance companies may be subject to severe price competition. Adverse economic, business or political developments affecting real estate could have a major effect on the value of mortgage

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REITs. Declining real estate values could adversely affect financial institutions engaging in mortgage finance or other lending or investing activities directly or indirectly connected with the value of real estate.

The factors described above affect the financial sector generally and could cause the value of some or all of the component securities held by the Financial Select Sector SPDR® Fund, and thus, the price of the Financial Select Sector SPDR® Fund to decline during the term of the securities.

The Policies of the INVESTMENT ADVISOR OF EACH UNDERLYING and Changes that Affect AN UNDERLYING or ITS Tracked IndEX Could Adversely Affect the Value of the SECURITIES — The policies of the investment advisor of each Underlying concerning the calculation of such Underlying’s net asset value (“NAV”), additions, deletions or substitutions of securities or other assets or financial measures held by such Underlying, substitution of the tracked index of such Underlying and the manner in which changes affecting how such tracked index is calculated are reflected in such Underlying could adversely affect the price of the shares of such Underlying and, therefore, the value of, and your return on, the securities. The value of, and your return on, the securities could also be adversely affected if the investment advisor of an Underlying changes these policies, for example, by changing the manner in which such investment advisor calculates such Underlying’s NAV, or if such investment advisor discontinues or suspends calculation or publication of such Underlying’s NAV, in which case it may become difficult to determine the value of the securities. If events such as these occur or if the Closing Price of an Underlying is not available on an Observation Date (including the Final Valuation Date) because of a market disruption event or for any other reason, the calculation agent, in certain circumstances, may determine the Closing Price of such Underlying and the Payment at Maturity in a manner it considers appropriate in its sole discretion.

The Performance of AN UNDERLYING, Particularly During Periods of Market Volatility, May Not Match the Performance of ITS Tracked INDEX or ITS NET ASSET VALUE per Share — The performance of an Underlying may not match the performances of its tracked index due to a number of factors. For instance, an Underlying may not hold all or substantially all of the securities included in its tracked index and the investment advisors of an Underlying may invest a portion of such Underlying’s assets in securities not included in such Underlying’s tracked index. Therefore, the performance of an Underlying is generally linked, in part, to assets other than the securities included in its tracked index. Additionally, the performance of an Underlying will reflect transaction costs and fees that are not included in the calculation of its tracked index.

In addition, because the shares of an Underlying are traded on a securities exchange and are subject to supply and demand, the performance of one share of an Underlying may differ from the performance of its tracked index or such Underlying’s NAV per share. Furthermore, during periods of market volatility, securities or other assets held by an Underlying may become unavailable in the secondary market due to reduced liquidity or suspensions of, or limitations on, trading, making it difficult for market participants to accurately calculate the NAV per share of an Underlying and/or create, redeem or hedge shares of an Underlying. In such circumstances, the prices at which market participants are willing to buy and sell shares of an Underlying may be significantly lower than such Underlying’s NAV and the liquidity of the shares of an Underlying may be materially and adversely affected. Consequently, the performance of an Underlying may deviate significantly from the performance of its tracked index or such Underlying’s NAV per share. These circumstances may or may not constitute market disruption events and, in either case, your return on the securities may be determined based on the price of an Underlying when it deviates significantly from the performance of its tracked index or such Underlying’s NAV per share. If this occurs, the value of, and your return on, the securities may be materially and adversely affected.

ANTI-DILUTION PROTECTION IS LIMITED AND THE CALCULATION AGENT MAY MAKE ADJUSTMENTS IN ADDITION TO, OR THAT DIFFER FROM, THOSE SET FORTH IN THE ACCOMPANYING PRODUCT SUPPLEMENT — For each Underlying, the calculation agent will make adjustments to the relevant Share Adjustment Factor, which will initially be set at 1.0, for certain events affecting the shares of such Underlying. The calculation agent is not required, however, to make such adjustments in response to all events that could affect the shares of such Underlying. If such an event occurs that does not require the calculation agent to make an adjustment, the value of the securities may be materially and adversely affected. In addition, you should be aware that the calculation agent may, at its sole discretion, make adjustments to each Share Adjustment Factor for an Underlying or any other terms of the securities that are in addition to, or that differ from, those described in the accompanying product supplement to reflect changes occurring in relation to such Underlying in circumstances where the calculation agent determines that it is appropriate to reflect those changes to ensure an equitable result. Any alterations to the specified anti-dilution adjustments described in the accompanying product supplement may be materially adverse to investors in the securities. You should read “Description of Securities — Anti-Dilution Adjustments for Funds” in the accompanying product supplement in order to understand the adjustments that may be made to the securities.

THERE IS NO AFFILIATION BETWEEN THE UNDERLYINGS OR THE UNDERLYING STOCK ISSUERS AND US AND WE HAVE NOT PARTICIPATED IN THE PREPARATION OF, OR VERIFIED, ANY INFORMATION ABOUT THE UNDERLYINGS OR THE UNDERLYING STOCK ISSUERS — We are not affiliated with the Underlyings or the issuers of the component stocks held by the Underlyings or included in their respective tracked indices (such stocks, “Underlying Stocks,” and the issuers of Underlying Stocks, “Underlying Stock Issuers”). However, we or our affiliates may currently, or from time to time in the future, engage in business with the Underlying Stock Issuers, including extending loans to, making equity investments in, acting as underwriter in connection with future offerings of the Underlying Stocks by, or providing advisory services (including merger and acquisition advisory services) to, such Underlying Stock Issuers. In the course of this business, we or our affiliates may acquire non-public information about the Underlying Stock Issuers and we will not disclose any such information to you. Nevertheless, neither we nor our affiliates have participated in the preparation of, or verified, any information about the Underlying Stocks or any of the Underlying Stock Issuers. You, as an investor in the securities, should make your own investigation into the Underlying Stocks and the Underlying Stock Issuers. Neither the Underlyings nor any of the Underlying Stock Issuers is involved in this offering in any way and none of them has any obligation of any sort with respect to your securities. An Underlying has no obligation to take your interests into consideration for any reason, including when taking any actions that would require the calculation agent to adjust the Share Adjustment Factor for such Underlying, which may adversely affect the value of your securities.

PAST PERFORMANCE OF THE UNDERLYINGS IS NO GUIDE TO FUTURE PERFORMANCE — The actual performance of the Underlyings over the term of the securities may bear little relation to the historical closing prices of the Underlyings and/or the hypothetical examples set forth elsewhere in this fact sheet. We cannot predict the future performance of the Underlyings or whether the performance of the Underlyings will result in the return of any of your investment.

ASSUMING NO CHANGES IN MARKET CONDITIONS AND OTHER RELEVANT FACTORS, THE PRICE YOU MAY RECEIVE FOR YOUR SECURITIES IN SECONDARY MARKET TRANSACTIONS WOULD GENERALLY BE LOWER THAN BOTH THE ISSUE PRICE AND THE ISSUER’S ESTIMATED VALUE OF THE SECURITIES ON THE TRADE DATE — While the payment(s) on the securities described in this fact sheet is based on the full Face Amount of securities, the Issuer’s estimated value of the securities on the Trade Date (as disclosed on the cover of this fact

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sheet) is less than the Issue Price of the securities. The Issuer’s estimated value of the securities on the Trade Date does not represent the price at which we or any of our affiliates would be willing to purchase your securities in the secondary market at any time. Assuming no changes in market conditions or our creditworthiness and other relevant factors, the price, if any, at which we or our affiliates would be willing to purchase the securities from you in secondary market transactions, if at all, would generally be lower than both the Issue Price and the Issuer’s estimated value of the securities on the Trade Date. Our purchase price, if any, in secondary market transactions would be based on the estimated value of the securities determined by reference to (i) the then-prevailing internal funding rate (adjusted by a spread) or another appropriate measure of our cost of funds and (ii) our pricing models at that time, less a bid spread determined after taking into account the size of the repurchase, the nature of the assets underlying the securities and then-prevailing market conditions. The price we report to financial reporting services and to distributors of our securities for use on customer account statements would generally be determined on the same basis. However, during the period of approximately six months beginning from the Trade Date, we or our affiliates may, in our sole discretion, increase the purchase price determined as described above by an amount equal to the declining differential between the Issue Price and the Issuer’s estimated value of the securities on the Trade Date, prorated over such period on a straight-line basis, for transactions that are individually and in the aggregate of the expected size for ordinary secondary market repurchases.

In addition to the factors discussed above, the value of the securities and our purchase price in secondary market transactions after the Trade Date, if any, will vary based on many economic and market factors, including our creditworthiness, and cannot be predicted with accuracy. These changes may adversely affect the value of your securities, including the price you may receive in any secondary market transactions. Any sale prior to the Maturity Date could result in a substantial loss to you. The securities are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your securities to maturity.

THE SECURITIES WILL NOT BE LISTED AND THERE WILL LIKELY BE LIMITED LIQUIDITY — The securities will not be listed on any securities exchange. There may be little or no secondary market for the securities. We or our affiliates intend to act as market makers for the securities but are not required to do so and may cease such market making activities at any time. Even if there is a secondary market, it may not provide enough liquidity to allow you to sell the securities when you wish to do so or at a price advantageous to you. Because we do not expect other dealers to make a secondary market for the securities, the price at which you may be able to sell your securities is likely to depend on the price, if any, at which we or our affiliates are willing to buy the securities. If, at any time, we or our affiliates do not act as market makers, it is likely that there would be little or no secondary market in the securities. If you have to sell your securities prior to maturity, you may not be able to do so or you may have to sell them at a substantial loss, even in cases where the prices of the Underlyings have increased since the Trade Date.

MANY ECONOMIC AND MARKET FACTORS WILL AFFECT THE VALUE OF THE SECURITIES — While we expect that, generally, the prices of the Underlyings will affect the value of the securities more than any other single factor, the value of the securities prior to maturity will also be affected by a number of other factors that may either offset or magnify each other, including:

•	whether the Closing Price of either Underlying on any Observation Date is less than its Coupon Barrier;
•	whether the Closing Price of either Underlying is less than its Knock-Out Price on any day during the Monitoring Period, thereby causing a Knock-Out Event;

•	the expected volatility of the Underlyings;

•	the time remaining to the maturity of the securities;

•	the market prices and dividend rates of the shares of the Underlyings and the component securities held by the Underlyings;

•	the composition of the Underlyings;

•	the occurrence of certain events affecting one or both of the Underlyings that may or may not require an anti-dilution adjustment;

•	interest rates and yields in the markets generally;

•	geopolitical conditions and economic, financial, political, regulatory or judicial events that affect any of the Underlyings, the Tracked Indices of the Underlyings or the markets generally;

•	supply and demand for the securities; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

During the term of the securities, it is possible that their value may decline significantly due to the factors described above even if the prices of the Underlyings remain unchanged from their respective Initial Prices, and any sale prior to the Maturity Date could result in a substantial loss to you. You must hold the securities to maturity to receive the stated payout from the Issuer.

TRADING AND OTHER TRANSACTIONS BY US OR OUR AFFILIATES IN THE EQUITY AND EQUITY DERIVATIVE MARKETS MAY IMPAIR THE VALUE OF THE SECURITIES — We or our affiliates expect to hedge our exposure from the securities by entering into equity and equity derivative transactions, such as over-the-counter options, futures or exchange-traded instruments. We or our affiliates may also engage in trading in instruments linked or related to the Underlyings on a regular basis as part of our or their general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including block transactions. Such trading and hedging activities may adversely affect the prices of one or both Underlyings and, therefore, make it less likely that you will receive a positive return on your investment in the securities. It is possible that we or our affiliates could receive substantial returns from these hedging and trading activities while the value of the securities declines. We or our affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to the Underlyings. To the extent that we or our affiliates serve as issuer, agent or underwriter for such securities or financial or derivative instruments, our or our affiliates’ interests with respect to such products may be adverse to those of the holders of the securities. Introducing competing products into the marketplace in this manner could adversely affect the prices of one or both Underlyings and the value of the securities. Any of the foregoing activities described in this paragraph may reflect trading strategies that differ from, or are in direct opposition to, investors’ trading and investment strategies related to the securities. Furthermore, because DBSI or one of its affiliates is expected to conduct trading and hedging activities for us in connection with the securities, DBSI or such affiliate may profit in connection with such trading and hedging activities and such profit, if any, will be in addition to any compensation that DBSI receives for the sale of the securities to you. You should be aware that the potential to earn a profit in connection

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with hedging activities may create a further incentive for DBSI to sell the securities to you in addition to any compensation they would receive for the sale of the securities.

WE OR OUR AFFILIATES MAY PUBLISH RESEARCH, EXPRESS OPINIONS OR PROVIDE RECOMMENDATIONS THAT ARE INCONSISTENT WITH INVESTING IN OR HOLDING THE SECURITIES. ANY SUCH RESEARCH, OPINIONS OR RECOMMENDATIONS COULD ADVERSELY AFFECT THE PRICES OF THE UNDERLYINGS AND THE VALUE OF THE SECURITIES — We or our affiliates may publish research from time to time on financial markets and other matters that could adversely affect the prices of the Underlyings and the value of the securities, or express opinions or provide recommendations that are inconsistent with purchasing or holding the securities. Any research, opinions or recommendations expressed by us or our affiliates may not be consistent with each other and may be modified from time to time without notice. You should make your own independent investigation of the merits of investing in the securities and the Underlyings.

POTENTIAL CONFLICTS OF INTEREST — We and our affiliates play a variety of roles in connection with the issuance of the securities, including acting as calculation agent, hedging our obligations under the securities and determining the Issuer’s estimated value of the securities on the Trade Date and the price, if any, at which we or our affiliates would be willing to purchase the securities from you in secondary market transactions. In performing these roles, our economic interests and those of our affiliates are potentially adverse to your interests as an investor in the securities. The calculation agent will determine, among other things, all values, prices and levels required to be determined for the purposes of the securities on any relevant date or time. The calculation agent also has some discretion about certain adjustments to the Share Adjustment Factors and will be responsible for determining whether a market disruption event has occurred as well as, in some circumstances, the prices related to the Underlyings that affect whether the securities are automatically called, whether Contingent Coupons are paid and whether a Knock-Out Event has occurred. Any determination by the calculation agent could adversely affect the return on the securities.

THERE IS SUBSTANTIAL UNCERTAINTY REGARDING THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF AN INVESTMENT IN THE SECURITIES — There is no direct legal authority regarding the proper U.S. federal income tax treatment of the securities, and we do not plan to request a ruling from the IRS. Consequently, significant aspects of the tax treatment of the securities are uncertain, and the IRS or a court might not agree with the treatment of the securities as prepaid financial contracts that are not debt, with associated contingent coupons, as described in the accompanying preliminary pricing supplement No. 3038B under “Tax Consequences.” If the IRS were successful in asserting an alternative treatment for the securities, the tax consequences of ownership and disposition of the securities could be materially affected. In addition, as described above under “Tax Consequences,” in 2007 the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. Any Treasury regulations or other guidance promulgated after consideration of these issues could materially affect the tax consequences of an investment in the securities, possibly with retroactive effect. You should review carefully the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences,” and consult your tax adviser regarding the U.S. federal tax consequences of an investment in the securities (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

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